UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2012

ULURU Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(214) 905-5145
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2012, ULURU Inc., a Nevada corporation ( the “Company”), issued a press release announcing the execution of a License and Supply Agreement (the “License Agreement”) with Melmed Holding AG (“Melmed”) on January 11, 2012 to market Altrazeal ® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.

Under the terms of the License Agreement, the Company will receive licensing fees of $250,000 in 2012, certain royalties on product sales within the territories, and will supply Altrazeal® at a price equal to 30% of the net sales price.

Contemporaneous with the execution of the License Agreement, the Company also executed a Shareholders’ Agreement (the “Shareholders Agreement”) for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  The Company received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.

The foregoing descriptions of the License Agreement and the Shareholders Agreement does not purport to be complete and is qualified in its entirety to the License and Supply Agreement, dated January 11, 2012, by and between ULURU Inc. and Melmed Holding AG and to the Shareholders’ Agreement, dated January 11, 2012, by and between ULURU Inc. and Melmed Holding AG, each of which will be filed with the exhibits to the Company’s annual report on Form 10-K for the year-ended December 31, 2011.

Item 8.01	Other Events.

On January 17, 2012, the Company issued a press release announcing the execution of the Licensing Agreement and the Shareholders Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated January 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULURU Inc.

Date: January 17, 2012	By:	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President and Chief Financial Officer

Exhibits

Exhibit No.	Description
99.1	Press Release dated January 17, 2012